Filed Pursuant to Rule 424(b)(3)

Registration No. 333-123997

PROSPECTUS SUPPLEMENT NO. 1 DATED AUGUST 12, 2005

(TO PROSPECTUS DATED JUNE 20, 2005)

V. I. TECHNOLOGIES, INC.

13,725,555 SHARES OF COMMON STOCK

This Prospectus Supplement No. 1 supplements and amends the Prospectus dated June 20, 2005 (the “Prospectus”), relating to the resale from time to time by holders of our shares of common stock. Such information has been obtained from the selling stockholders. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Our common stock is quoted on The Nasdaq National Market under the symbol “VITX.” The last reported sale price of our common stock on August 12, 2005 was $7.12 per share.

See “Risk Factors” beginning on page 5 of the Prospectus to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory authority, has approved or disapproved the securities nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this Prospectus Supplement or the Prospectus or the documents incorporated by reference therein. Any representation to the contrary is a criminal offense.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Stockholders” in the Prospectus, and, where the name of a selling stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling stockholder supercedes the information in the Prospectus:

	Shares Beneficially Owned Before Offering(1)			Shares Being Offered	Shares Beneficially Owned After Offering(2)

Selling Stockholder	Number	Percent			Number	Percent

Ampersand 1999 Limited Partnership(3)	5,426,613	14%		3,114,462	2,312,151	6%
Ampersand 1999 Companion Fund Limited Partnership(4)	110,601	**	%	63,415	47,186	**%
AMP-99 Management Company LLC	87,127	**	%	87,127	—	—
A.G. Edwards Private Equity Partners QP, LP	105,746	**	%	105,746	—	—
A.G. Edwards Private Equity Partners LP	37,272	**	%	37,272	—	—
Ampersand Venture Management Trust	36,605	**	%	29,931	6,674	**%
Collins Family Partnership	17,863	**	%	14,302	3,561	**%
CTTV Investments LLC	143,015	**	%	143,015	—	—
Crossroads 1997 Asset Allocation I LP	28,602	**	%	28,602	—	—
Crossroads 1997 Asset Allocation II LP	28,602	**	%	28,602	—	—
Crossroads 1997 Venture Capital I LP	28,602	**	%	28,602	—	—
Crossroads 1997 Venture Capital Programme I LP	57,207	**	%	57,207	—	—
DSM New Business Development BV	165,021	**	%	143,015	22,006	**%
Sheldon Engelhorn as Trustee for the Sheldon Engelhorn & Susan Engelhorn Revocable Trust u/d/t dtd. 11/5/95	28,602	**	%	28,602	—	—
Fairview Ventures Fund I, LP	286,033	**	%	286,033	—	—
Fayez Sarofim	85,808	**	%	85,808	—	—
Fisher Scientific International Inc. Defined Benefit Master Trust	121,794	**	%	57,207	64,587	**%
FLAG Venture Partners II, LP	143,015	**	%	143,015	—	—
FSI No. 2 Corporation	85,808	**	%	85,808	—	—
GenTek Inc. Defined Benefit Master Trust	57,207	**	%	57,207	—	—
General Chemical Industrial Products, Inc. Defined Benefit Master Trust	57,207	**	%	57,207	—	—
Bennett W. Golub, Ph. D.	14,302	**	%	14,302	—	—
The Henry Luce Foundation, Inc.	286,033	**	%	286,033	—	—
LJH Partners, LP	28,602	**	%	28,602	—	—
MLM Appointment Trust FBO Erika L. Binger	35,752	**	%	35,752	—	—
MLM Appointment Trust FBO Benjamen M. Binger	35,752	**	%	35,752	—	—
MLM Appointment Trust FBO Meghan M. Brown	35,752	**	%	35,752	—	—
MLM Appointment Trust FBO Noa B. Staryk	41,976	**	%	35,752	6,224	**%
Mellon Bank, NA Agent for 1052-145000-0	7,367	**	%	7,367	—	—
Mellon Bank, NA Agent for 1017-7046BN-8	5,635	**	%	5,635	—	—
Mellon Bank, NA Agent for MRPF-170783-2	33,581	**	%	28,602	4,979	**%
Kleinwort Benson (Channel Islands) Limited as Custodian for VenCap 6 Limited	28,602	**	%	28,602	—	—
Neubauer, Joseph & Jeanette	57,207	**	%	57,207	—	—
Paulsen, William F.	28,602	**	%	28,602	—	—
The Northern Trust Co. as Trustee for the Pfizer Retirement Annuity Plan	473,888	1%		429,047	44,841	**%
Kleinwort Benson (Channel Islands) Limited as Custodian for VenCap 7 Limited	143,015	**	%	143,015	—	—
Private Equity Technology Partners CV	143,015	**	%	143,015	—	—
Rappaport Asset Private Partnership LP	28,602	**	%	28,602	—	—
Rappaport, Jerome Lyle	28,602	**	%	28,602	—	—
State of Wisconsin Investment Board	858,098	2%		858,098	—	—
The Permanent University Fund of the State of TX	431,594	1%		371,841	59,753	**%
UTIMCO, on behalf of the General Endowment Fund	215,159	**	%	200,221	14,938	**%
Samuel K. Ackerman(5)	419,234	1%		1,434	417,800	1%
John R. and Jan T. Barr(6)	52,688	**	%	1,434	51,254	**%
Hal H. Beretz	1,434	**	%	1,434	—	—
Roger E. Brooks and Elizabeth A. Brooks	3,171	**	%	2,871	300	**%
John D. Dionne	1,434	**	%	1,434	—	—
Marc and Carol Dulude	2,153	**	%	2,153	—	—
Patrick J. Foley, Jr.	1,434	**	%	1,434	—	—
John T. Forbis	4,305	**	%	4,305	—	—
Peter J. Frasso and Paula J. Frasso	1,434	**	%	1,434	—	—
GCMPM & Messina Limited Partnership	2,871	**	%	2,871	—	—
William L Healey and Norma Kay Healey Family Trust dated 11/3/87 and Amended 3/15/94	2,871	**	%	2,871	—	—
Dennis L. Holland	1,434	**	%	1,434	—	—
Bernard Horowitz, Ph.D.	1,533	**	%	1,434	99	**%
Stephen B. King	2,871	**	%	2,871	—	—
The Gary E. Liebl and Kay D. Liebl Family Trust dated 5/23/94	2,871	**	%	2,871	—	—
The Lyon Trust	2,871	**	%	2,871	—	—
Elizabeth F. Patterson	1,983	**	%	1,434	549	**%
James B. Powell	1,721	**	%	1,721	—	—
Charles F. and Candis L. Putnik	1,434	**	%	1,434	—	—
David V. Ragone	4,644	**	%	2,871	1,773	**%
The Robert A. Charpie Irrevocable Trust	24,565	**	%	14,367	10,198	**%
The Robert A. Charpie Irrevocable Trust FBO Carol C. McMullen	3,590	**	%	3,590	—	—
The Robert A. Charpie Irrevocable Trust FBO David W. Charpie	3,590	**	%	3,590	—	—
The Robert A. Charpie Irrevocable Trust FBO John R. Charpie	3,590	**	%	3,590	—	—
The Robert A. Charpie Irrevocable Trust FBO Richard A. Charpie(7)	3,590	**	%	3,590	—	—
Stuck Family LP	2,871	**	%	2,871	—	—
David Tendler(8)	4,377	**	%	1,434	2,943	**%
Timothy C. Tuff	574	**	%	574	—	—
Steven Walske	1,434	**	%	1,434	—	—
The Janina A. Longtine Trust 2001	1,434	**	%	1,434	—	—
John W. and Mary Kay Wood	2,871	**	%	2,871	—	—
KCM Limited Partnership	5,743	**	%	5,743	—	—

**	Less than 1%
(1)	Percentages prior to the offering are based on 39,509,667 shares of common stock (adjusting for our March 14, 2005 1-for-10 reverse stock split) that were issued and outstanding as of July 15, 2005. We deem shares of common stock that may be acquired by an individual or group within 60 days of July 15, 2005 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other individual or entity shown in the table.
(2)	We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares listed under the column “Shares Being Offered” in this prospectus upon the completion of the offering.
(3)	The number of shares beneficially owned before the offering consists of 4,776,138 shares of common stock and 650,475 shares of common stock issuable upon the exercise of warrants. 1,117,243 shares of common stock owned by Ampersand 1999 Limited Partnership are held in escrow until September 11, 2006 in accordance with the Escrow Agreement dated as of March 11, 2005. Richard A. Charpie is the Principal Managing Member of AMP-99 Management Company Limited Liability Company, which is the General Partner of Ampersand 1999 Limited Partnership and Ampersand 1999 Companion Fund Limited Partnership. Dr. Charpie is a former director on our Board. Herbert Hooper, a member of AMP-99 Management Company Limited Liability Company, is a former director of Panacos and a director on our Board.
(4)	The number of shares beneficially owned before the offering consists of 97,326 shares of common stock and 13,275 shares of common stock issuable upon the exercise of warrants. 22,801 shares of common stock owned by Ampersand 1999 Companion Fund Limited Partnership are held in escrow until September 11, 2006 in accordance with the Escrow Agreement dated as of March 11, 2005. Richard A. Charpie is the Principal Managing Member of AMP-99 Management Company Limited Liability Company, which is the General Partner of Ampersand 1999 Limited Partnership and Ampersand 1999 Companion Fund Limited Partnership. Dr. Charpie is a former director on our Board. Herbert Hooper, a member of AMP-99 Management Company Limited Liability Company, is a former director of Panacos and a director on our Board.
(5)	Samuel K. Ackerman, M.D. is our President and Chief Executive Officer.
(6)	John R. Barr was our President until July 2005 and is a former director on our Board.
(7)	Richard A. Charpie is a former director on our Board.
(8)	David Tendler is a former director on our Board.

The selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of our common stock since the date on which they provided the information about their common stock in transactions exempt from the registration requirements of the Securities Act.